PURPOSE

The purpose of this Affinia Group Senior Executive Deferred Compensation and Stock Award Plan is to provide employees of the Company or any of its Affiliates (as such terms are defined below) who are determined to be members of a select group of highly compensated employees an opportunity to defer payment of all or a portion of their eligible Compensation (as defined below) in accordance with the terms and conditions set forth herein, in order to provide such employees with a deferred incentive compensation opportunity and to enhance the alignment of interests between such employees and the Company’s shareholders.

ARTICLE I

DEFINITIONS

1.1	‘‘Affiliate’’ means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

1.2	‘‘Board’’ means the Board of Directors of the Company.

1.3	‘‘Change in Control’’ means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than Cypress or its controlled affiliates; (ii) any Person or Group, other than Cypress or its controlled affiliates, is or becomes the ‘‘beneficial owner’’ (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, and Cypress does not have the power (by contract or otherwise) to appoint a majority of the members of the Board; or (iii) any Person or Group, other than Cypress or its controlled affiliates, is or becomes the ‘‘beneficial owner,’’ directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company directly or indirectly, such Person or Group acquires more voting power in the Company than Cypress or its controlled affiliates combined (including voting power held by contract) and Cypress does not have the power (by contract or otherwise) to appoint a majority of the members of the Board; provided, however, that in all cases such event also satisfies the requirements to be a ‘‘change in ownership of a corporation’’, ‘‘change in the effective control of a corporation’’ or ‘‘change in the ownership of a substantial portion of a corporation’s assets’’ within the meaning of Code Section 409A and the related regulations thereunder.

1.4	‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

1.5	‘‘Committee’’ means the compensation committee of the Board or such other committee of the Board as may be appointed by the Board from time to time to administer this Plan.

1.6	‘‘Company’’ means Affinia Group Holdings Inc.

1.7	‘‘Compensation’’ means the annual bonus or annual cash incentive compensation earned by an Executive, as determined by the Committee, with respect to employment services performed by the Executive for the Company or any of its Affiliates in any Year and considered to be ‘‘wages’’ for purposes of federal income tax withholding under such annual bonus plan as the Committee shall designate for this purpose, and subject to such limitations or conditions as may be imposed by the Committee for any particular Year. Compensation shall not include any such amounts deferred by the Executive pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to any other non-qualified plan (other than this Plan) which permits or requires the deferral of such compensation.

1.8	‘‘Cypress’’ means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-By-Side LLC.

1.9	‘‘Disability’’ shall have the meaning under Section 409A(a)(2)(C)(i) of the Code.

1.10	‘‘Election Form’’ shall have the meaning set forth in Section 2.3 of the Plan.

1.11	‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

1.12	‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

1.13	‘‘Executive’’ means an employee of the Company or any of its Affiliates who is determined by the Committee to be a member of a select group of highly compensated employees and who shall be designated by the Committee to participate in the Plan.

1.14	‘‘Fair Market Value’’ means, on a per Share basis, (i) if there is a public market for the Shares on the applicable measuring date, the closing price of the Shares on such stock exchange on which the Shares are principally trading on the applicable date, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (ii) if there is no public market for the Shares on the applicable measuring date, the fair market value of the Shares as determined in good faith by the Committee using a consistent methodology.

1.15	‘‘FICA Tax’’ shall have the meaning set forth in Section 9.4 of the Plan.

1.16	‘‘Group’’ means a ‘‘group’’ as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

1.17	‘‘Initial Public Offering’’ means the consummation of an underwritten public offering of Shares registered under the Securities Act of 1933, as amended, by the Company.

1.18	‘‘Investment Date’’ shall have the meaning set forth in Section 4.2 of the Plan.

1.19	‘‘Management Stockholders Agreement’’ means the Management Stockholders Agreement entered into between the Company and the Executive, as in effect from time to time.

1.20	‘‘Matching Contribution’’ shall have the meaning set forth in Section 3.1 of the Plan.

1.21	‘‘Participant’’ means an Executive who has deferred Compensation pursuant to the Plan and who has a Share Account to which such deferred amounts are credited under the Plan.

1.22	‘‘Person’’ means a ‘‘person,’’ as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

1.23	‘‘Plan’’ means this Affinia Group Senior Executive Deferred Compensation and Stock Award Plan, as it may be amended from time to time.

1.24	‘‘Retirement’’ means a Participant’s Separation from Service at a time when the Participant has either (x) reached age 65 or (y) reached age 55 and been employed by the Company and its Affiliates for at least ten years of service (calculated in a manner consistent with Affinia Group Partners in Wealth Savings Plan, as established effective January 1, 2005, as amended from time to time, including the restatement effective January 1, 2008).

1.25	‘‘Separation from Service’’ means a Participant’s separation from service with the Company and its Affiliates within the meaning of Treas. Reg. Section 1.409A-1(h) of the Code.

1.26	‘‘Share Account’’ means the account created by the Company pursuant to Article IV of this Plan to which amounts are credited in respect of deferred Compensation elections filed by an Executive under Article II hereof. Amounts credited to the Participant in respect of Matching Contributions under Article III shall also be credited to a Share Account of the Participant.

1.27	‘‘Shares’’ means the common shares of the Company, subject to adjustment pursuant to Section 7.3 of the Plan.

1.28	‘‘Subsidiary’’ means with respect to any Person, any corporation, joint venture, partnership, limited liability company or other entity of which such Person, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent (50%) of the general voting power under ordinary circumstances.

1.29	‘‘Year’’ means any calendar year.

ARTICLE II

ELIGIBILITY AND ELECTION TO DEFER

2.1	An Executive designated by the Committee as eligible to participate in the Plan shall be eligible to become a Participant hereunder. The Committee has the sole and complete discretion to determine which employees of the Company or one of its Affiliates are eligible to participate in the Plan on a Year by Year basis. No person shall have a right to be designated eligible to participate, and the designation of an Executive as eligible to participate in one Year shall not obligate the Committee to continue such Executive as eligible to participate in another Year.

2.2	An Executive so designated by the Committee as eligible to participate in the Plan may elect to defer payment of all or a specified portion of such Executive’s Compensation otherwise payable to such Executive during or in respect of a Year and to have such amount credited to a Share Account hereunder in accordance with Article IV, subject to such conditions or limitations as may be imposed by the Committee.

2.3	The election to participate in the Plan shall be designated in writing at such time and in such manner as the Committee shall prescribe, and on an approved election form (the ‘‘Election Form’’) but in any event must be made before the applicable deadline for making a deferral election pursuant to Code Section 409A. Each such election shall include designation of the distribution date for amounts so deferred, subject to the Plan (including provisions for investment gains and losses on amounts credited under the Plan), and Committee procedures. Generally, a deferral election with respect to Compensation must be made prior to the first day of the Year in which the services related to such Compensation will be rendered. In the case of an Executive who is first hired by the Company or an Affiliate during a Year, the Committee may permit such Executive to elect within 30 days after becoming an Executive to defer any unearned portion of such Executive’s Compensation in respect of such Year related to services to be performed after the date of such election, to the extent permitted under Treas. Reg. Section 1.409A-2(a)(7). Additionally, in the case of any Compensation that constitutes ‘‘performance-based compensation’’ within the meaning of Treas. Reg. Section 1.409A-1(e), the Committee may permit an Executive to make a deferral election with respect to such Compensation until the date that is six months prior to the end of the applicable performance period, to the extent permitted under Treas. Reg. Section 1.409A-2(a)(8). A deferral election shall apply only with respect to the Year for which it is made and shall not continue in effect for any subsequent Year. A deferral election, once executed and filed with the Committee, cannot be revoked after the date specified by the Committee, but in any event (including if no such date is specified) cannot be revoked after the applicable deadline for making a deferral election pursuant to Section 409A of the Code.

2.4	Subject to 2.7, each Election Form delivered to the Committee pursuant to this Article II shall be irrevocable. A Participant shall have no right to an allocation or payment in respect of the portion of the Compensation which a Participant elects to defer hereunder, other than to receive distribution in respect of such amounts when due pursuant to Article VI hereof, and subject to the provisions of the Plan (including provisions in respect of investment gains or losses).

2.5	Any Compensation deferred pursuant to this Article II shall be paid to the Participant at the time(s) and in the manner specified in Article VI hereof.

2.6	A Participant’s Share Account in respect of Compensation deferred pursuant to this Article II (but not any associated Matching Contributions) shall be fully vested and non-forfeitable at all time.

2.7	To the extent permitted by Section 409A of the Code and Committee procedures, a Participant may elect to make additional deferral elections with respect to amounts previously deferred under the Plan to further delay the relevant distribution dates; provided that the following conditions are met:

(x)	the redeferral election may not take effect until at least twelve (12) months after the date on which such redeferral election is made;

(y)	the first payment with respect to which such redeferral election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made based on the prior deferral election; and

(z)	the election must be made at least twelve (12) months prior to the date of the first scheduled payment pursuant to the prior applicable deferral election.

Notwithstanding the forgoing, the Committee may, in its sole discretion, permit Participants to change their deferral elections under the Plan without meeting the conditions set forth in this Section 2.7 in a manner intended to comply with transitional relief rules promulgated by the Treasury Department under Section 409A of the Code.

ARTICLE III

MATCHING CONTRIBUTIONS

3.1	Each Participant whose Share Account is credited under Article IV in respect of Compensation deferred pursuant to the Participant’s election filed in accordance with Article II for any particular Year shall be credited under the Plan for that Year with an additional matching contribution by the Company (‘‘Matching Contribution’’). The amount of the Matching Contribution for the applicable Year shall be an amount equal to twenty-five percent (25%) of the Compensation deferred hereunder in respect of such Year and credited to the Participant under the Plan in accordance with the provisions of Article IV.

3.2	Any vested amounts credited to the Participant’s Share Account in respect of Matching Contributions shall be distributed to the Participant in the same time and manner as the underlying deferred Compensation to which such Matching Contribution credit relates.

3.3	A Participant’s Share Account in respect of Matching Contributions shall be subject to vesting and potential forfeiture as specified in Article V.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1	The Company shall maintain separate accounts on its books and records for the Compensation deferred by each Participant in respect of each Year, based on the election(s) each Participant has made under Article II, and for the corresponding credits in respect of Matching Contributions under Article III and/or dividends under Article IV. Such deferrals and contributions shall be credited under this Plan and deemed invested in Company Shares at the time and in the manner set forth in this Article IV, and the value thereof from time to time (including investment gains and losses) shall be determined by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, subsequently establish an alternate investment vehicle for purposes of deemed investments hereunder, and may provide for the orderly transition from a Share-based investment account to such alternate hypothetical fund, including with respect to outstanding Participant balances in Plan accounts. Because amounts deferred under the Plan are treated as notionally invested in the designated investments, and, accordingly, credited with investment gains and losses on such hypothetical investments, the amount of the Participant’s final distribution under the Plan in respect of such deferred amounts may be more or less than the amount originally deferred.

4.2	To the extent a Participant has elected to defer a portion of the Participant’s Compensation, and such election has been accepted by the Committee, the Company shall credit, as of the tenth business day following the date the Company pays, or would have paid, the Participant’s Compensation in respect of the applicable Year (such date of credit, the ‘‘Investment Date’’), the Participant’s Share Account with the number of hypothetical Shares equivalent to (x) the deferred Compensation otherwise payable to the Participant in respect of the applicable Year as to which such deferral election has been made by the Executive and accepted by the Committee, divided by (y) the then most recently determined Fair Market Value of one Share.

4.3	If the Participant’s Share Account is credited with deferred Compensation for any particular Year pursuant to Section 4.2, the Company shall credit on the corresponding Investment Date, such Participant’s Share Account for such Year with the number of hypothetical Shares equivalent to (x) the amount of any Matching Contribution corresponding to such deferred Compensation, divided by (y) the then most recently determined Fair Market Value of one Share.

4.4	The Company shall credit, as of the tenth business day following the date that any ordinary cash dividends are paid with respect to the Shares, the Share Account of each Participant who has elected to defer Compensation with the number of hypothetical Shares equivalent to (x) the product of (a) the per-Share amount of any dividend paid, multiplied by (b) the number of hypothetical Shares represented in the relevant Participant’s Share Account on the date such dividend is paid with respect to the Shares, divided by (y) the then most recently determined Fair Market Value of one Share. Any hypothetical Shares so credited under this Section 4.4 shall be subject to the same vesting conditions and distribution elections as apply to the underlying hypothetical Shares to which such hypothetical dividend Shares relate.

4.5	The Participant’s Share Accounts shall be bookkeeping entries that will not represent any beneficial interest in any assets of the Company. No Participant shall have any property interest whatsoever in any assets of the Company or any of its Affiliates by reason of the existence of any credit balance in any Share Account.

ARTICLE V

VESTING OF COMPANY MATCHING CONTRIBUTIONS

5.1	Subject to the other provisions of this Article V, hypothetical Shares credited to the Participant’s Share Account in respect of Matching Contributions shall be subject to a cliff vesting schedule, such that the hypothetical Shares credited under Section 4.3 shall vest in full on the last day of the second calendar year following the calendar year in which such hypothetical Shares are first credited to the Participant’s Share Account, subject to the Participant’s continued employment with the Company and its Affiliates through the applicable vesting date. Unless otherwise determined by the Committee, a Participant shall not be granted pro-rata vesting credit for service periods of less than one full year consisting of 365 or 366, as applicable, days.

5.2	Notwithstanding the foregoing, in the event a Change in Control or an Initial Public Offering occurs at any time prior to the Participant’s Separation from Service, the Participant shall become 100% vested in the Participant’s entire Share Account on the date of such event.

5.3	Notwithstanding anything in the Plan to the contrary, in the event the Participant Separates from Service due to the Participant’s death or Retirement, or is Separated from Service due to the Participant’s Disability, prior to the applicable vesting date for hypothetical Shares credited in respect of Matching Contributions under Section 4.3, the Participant shall become 100% vested in the Participant’s entire Share Account on the date of such

Separation from Service. In the event the Participant Separates or is Separated from Service for any other reason (other than death, Disability or Retirement) prior to the applicable vesting date for hypothetical Shares credited in respect of Matching Contributions under Section 4.3, all hypothetical Shares credited to the Participant’s Share Account in respect of Matching Contributions (including those credited in respect of corresponding dividends on those hypothetical Shares) which have not yet vested, shall be immediately forfeited without consideration.

ARTICLE VI

PAYMENT OF DEFERRED COMPENSATION

6.1	Subject to Section 6.3, vested amounts credited under a Participant’s Share Account shall be distributed no later than the earlier to occur of (i) 30 days following the date such Separation from Service occurs, and (ii) the applicable date that a Participant designates on the Election Form as the date of distribution for such amounts; provided that any such date must constitute a permissible time or event upon which a distribution may be made under Section 409A(a)(2)(A) of the Code. Vested amounts credited under the Participant’s Share Account in respect of Matching Contributions and/or dividends under Section 4.3 and/or Section 4.4 of the Plan shall be distributable at the same time as the underlying deferred Compensation, credited under Section 4.2 of the Plan, to which they relate.

6.2	Subject to Section 6.3, the total vested amounts credited to a Participant’s Share Account shall be paid in Shares (equal to the number of hypothetical Shares that have accumulated in the Participant’s Share Account pursuant to Article IV and, if applicable, become vested pursuant to Article V), unless such distribution occurs prior to an Initial Public Offering and the Committee elects to pay total vested amounts credited to a Participant’s Share Account in cash. If the Committee elects to make such payment in cash, the cash payment will be equal to (x) the number of vested, hypothetical Shares credited to a Participant’s Share Account subject to such distribution, multiplied by (y) the then most recently determined Fair Market Value of one Share. The Company may pay such cash payment itself, or may elect to cause a Subsidiary or Affiliate to make such cash payment.

6.3	Notwithstanding the foregoing, in the event of a Change in Control, all vested amounts (including those that vest pursuant to the terms of Section 5.2) then credited to the Participant’s Share Account shall be distributed to such Participant in a lump sum, cash payment no later than 30 days following the date of the Change in Control. Such cash payment will be equal to (x) the number of vested, hypothetical Shares credited to a Participant’s Share Account, multiplied by (y) the Fair Market Value of one Share on the date of the Change in Control. The Company may pay such cash payment itself, or may elect to cause a Subsidiary or Affiliate to make such cash payment.

6.4	Each Participant shall have the right to designate a beneficiary who is to succeed to such Participant’s right to receive payments hereunder in the event of the Participant’s death. Any designated beneficiary shall receive payments in the same manner as the Participant would have received the payments if the Participant were living. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the relevant amounts shall be payable in accordance with Article VI to the Participant’s or former Participant’s estate. No designation of beneficiary or change in beneficiary shall be valid unless made in writing signed by the Participant and filed with the Committee on such form and in such manner as the Committee may prescribe from time to time.

ARTICLE VII

ADDITIONAL SHARE-BASED PROVISION

7.1	All Shares distributed to a Participant under this Plan shall be subject to the Management Shareholders Agreement, and it shall be a condition to the Participant’s right to participate, to defer Compensation, to receive credits in respect of Matching Contributions and/or dividends, and to receive a distribution of Shares under this Plan, that such Participant enter into the Management Shareholders Agreement. Notwithstanding the foregoing, upon an Initial Public Offering, the provisions of the Management Shareholders Agreement, as they relate to this Plan, the hypothetical Shares credited hereunder, and the Shares issued or issuable hereunder, shall lapse.

7.2	The Company may, but shall not be obligated to, reserve Shares, purchase Shares in the open market, and issue Shares for the purpose of providing for the payment of obligations arising under this Plan.

7.3	In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment as it deems to be equitable, as to the number or kind of Shares or other securities credited under the Plan or reserved for issuance pursuant to the Plan.

7.4	The Committee may impose such rules designed to facilitate compliance with Federal and state securities laws, including, to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933, as amended, and shall have the authority to suspend the Plan and take any action necessary, including revoking a Participant’s deferral elections, prospectively or retroactively, to ensure that the Plan complies with Federal and state securities laws.

ARTICLE VIII

ADMINISTRATION

8.1	This Plan shall be administered by the Committee. The Committee shall have complete discretionary authority to make, amend, interpret and enforce all rules and regulations for the administration of the Plan. The Committee shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan, including, without limitation, to determine the persons eligible to participate in the Plan to whom benefits may be paid, to decide any dispute arising under the Plan, to correct any defects, to supply any omissions and reconcile any inconsistencies, and to have all such other powers as may be necessary to discharge its duties hereunder. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

8.2	The Committee may, from time to time, appoint subcommittees, individuals or any other agents it deems advisable and may delegate to any of such persons any or all of the powers and duties of the Committee hereunder. In the event that the Committee delegates any or all of its powers and duties hereunder, the Committee shall specify the manner in which such powers and duties shall be performed. The Committee may from time to time consult with advisors who may be counsel to the Company. Subject to Section 8.3, the Committee may rely on information supplied to it by an officer of the Company, the Company’s legal counsel and by the Company’s independent accountants in connection with the administration of the Plan.

8.3	The Company shall indemnify and hold harmless the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE IX

MISCELLANEOUS

9.1	The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board without the consent of any Participant or beneficiary; provided, however, that no amendment, shall operate retroactively so as to affect adversely any rights to which a Participant or beneficiary may be entitled under the provisions of the Plan as in effect prior to such action, without the affected Participant’s or beneficiary’s consent.

9.2	This Plan shall be governed by, and construed and enforced in accordance with the laws of New York, without regard to conflict of laws principles, except to the extent superseded by Federal law. Illegality of any provision hereunder shall not affect enforceability of any other provision hereunder.

9.3	Neither the Plan nor any action taken hereunder shall in any way be construed to give any employee or any other person any right to continue to be employed or perform services for the Company or any of its Affiliates, nor affect the right of the Company or any of its Affiliates to dismiss, discharge or terminate any employee or any other person at any time or for any reason, nor give any employee any right to participate in any bonus or incentive compensation program of the Company or any of its Affiliates. Nothing in this Plan or its operation shall constitute a promise or guarantee of Compensation.

9.4	This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns. The right of any Participant or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary, and any such benefit or payment shall not be subject to alienation, sale, transfer assignment or encumbrance.

9.5	All payments made hereunder to a Participant or such Participant’s beneficiary shall be subject to the withholding of such amounts by the Company as it reasonably may determine it is required to withhold pursuant to any applicable Federal, state, local or foreign law or regulation. To the extent such distribution is made in the form of Shares, the Company shall, unless otherwise instructed and satisfied by the Participant in a manner satisfactory to the Committee, satisfy the minimum statutory withholding obligations in respect of such distribution by reducing the number of Shares so delivered to the Participant. Additionally, to the extent that amounts deferred by a Participant under the Plan, or amounts credited to a Participant under the Plan in respect of Matching Contributions and/or dividends, are subject to Social Security or Medicare tax (collectively, ‘‘FICA Tax’’) or other taxes when such amounts are deferred or vest, the Company may (i) withhold for such taxes from the non-deferred portion of compensation (including base salary) payable to the Participant at such time, (ii) reduce such Participant’s Share Account in a manner specified by the Committee (and consistent with Section 409A of the Code) to pay the applicable FICA Tax withholdings and any additional Federal, state, local or foreign taxes thereon, or (iii) allow the Participant to remit to the Company, no later than five business days after the date such taxes are due, an amount in cash (payable by wire transfer or certified check) equal to the amount of such taxes due.

9.6	This Plan is intended to be a non-qualified, unfunded deferred compensation arrangement. Nothing contained herein shall be deemed to give a Participant, a Participant’s beneficiary, or any other person any interest in the assets of the Company or create any kind of fiduciary relationship between the Company and any such person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.7	This Plan is an unfunded plan that is either not classified as an ‘‘employee pension benefit plan’’ or ‘‘pension plan’’ within the meaning of Section 3(2) of ERISA, or is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of ‘‘management or highly-compensated employees’’ within the meaning of Sections 201, 301, and 401 of ERISA, and therefore may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA upon the making of certain filings with the U.S. Department of Labor.

9.8	For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth herein, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

If to the Company: 1101 Technology Drive, Ann Arbor, MI 48108 ATTN: Director of Human Resources.

If to the Committee: 1101 Technology Drive, Ann Arbor, MI 48108 ATTN: General Counsel.

If to the Participant: at the most recent address included in the personnel records of the Company.

9.9	This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Separation from Service the Participant is a ‘‘specified employee’’ as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Committee shall defer the commencement of any such payments hereunder until the date that is six months following the Participant’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code), and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this Section 9.9 in good faith; provided that neither the Company, the Committee, the Board, nor any of the Company’s or its Subsidiaries’ or Affiliates’ employees or representatives shall have any liability to Participants with respect to this Section 9.9, including any liability to compensate a Participant for the delay in payment (through payment of interest or otherwise).

9.10	If any contest or dispute arises with respect to the Plan, such contest or dispute shall first be attempted to be resolved in accordance with the claims procedures set forth in Article X below. If the contest or dispute cannot be settled through such procedures, the Participant (and persons claiming through such Participant) agree to submit all disputes relating to the Plan to a state or federal court in the County of Manhattan, in the State of New York, and submits to the exclusive jurisdiction of such court.

ARTICLE X

CLAIMS PROCEDURE

10.1	Distributions of amounts from Share Accounts shall be made in accordance with the provisions of this Plan. If an individual makes a written request alleging a right to receive a distribution of amounts under this Plan, such action shall be treated as a claim for benefits. All claims for benefits under this Plan shall be mailed or delivered to the Committee in writing. The ‘‘Committee’’ for purposes of determining initial claims for benefits shall be Vice President of Human Resources, or such other designee as the Committee may appoint for this purpose from time to time.

10.2	If the Committee determines that any individual who has claimed a right to receive benefits under this Plan is not entitled to receive all or any part of the benefits claimed, the Committee shall notify the claimant in writing of such determination and the reasons therefor. The notice shall be sent within 90 days after receipt of the claim unless the Committee determines that additional time, not exceeding 90 days, is needed and so notifies the claimant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.

10.3	The claimant may, within 60 days after receipt of notification of the denial of a claim submitted hereunder, submit in writing to the Committee a notice that the claimant contests the denial of the claimant’s claim and desires a further review by the Committee. Upon request and free of charge, the Committee shall provide the claimant reasonable access to all pertinent documents, records and other information. The Committee shall also authorize the claimant to submit issues and comments relating to the claim to the Committee, which shall review the claim, including any new information submitted by the claimant.

10.4	The Committee shall render a final decision on a claim submitted hereunder and contested with specific reasons therefor in writing and shall transmit it to the claimant within 60 days after receipt of the claimant’s request for review, unless the Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant. In the event of a dispute or contest with respect to such final decision, such dispute or contest shall be resolved pursuant to Section 9.10.

Adopted and effective the 6th day of March, 2008.

APPENDIX

Form of Deferral Election

Participant Election Form Instructions for
Deferrable Compensation to be Earned in 2008

                        , 2008

Under the terms of the Affinia Group Senior Executive Deferred Compensation and Stock Award Plan (the ‘‘Plan’’), you may elect to defer all or a portion of your deferrable Compensation for the 2008 Year until the distribution date designated by you pursuant to the attached Election Form. For this purpose ‘‘deferrable Compensation’’ means all or part of the annual cash bonus that you otherwise may earn under the Company’s annual cash bonus plan in respect of the 2008 Year, as determined by the Committee. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms under the Plan.

All amounts deferred pursuant to your election will be treated solely for purposes of the Plan to have been notionally invested in the common stock of Affinia Group Holdings Inc. (the ‘‘Company’’). As such, your account under the Plan will reflect investment gains and losses associated with an investment in the Company common stock. Accordingly, the amount of your final distribution in respect of your deferred amounts may be more or less than the amount originally deferred.

Complete the attached Election Form if you wish to make an irrevocable election to defer all or a portion of your deferrable Compensation for the 2008 Year. In order to become effective, your Election Form must be received by                              on or before                                 , 2008.

Before filling out the attached Election Form, you should do the following:

(a)	Read the Plan, a copy of which has been provided to you.

(b)	Decide whether you wish to irrevocably elect to defer all or any portion of your deferrable Compensation.

(c)	Consult with your tax advisor.

(d)	Read the offering memorandum (a copy of which has been provided to you) for the Company’s common stock.

AFFINIA GROUP SENIOR EXECUTIVE
DEFERRED COMPENSATION AND STOCK AWARD PLAN
DEFERRAL ELECTION FORM

Date:                        , 2008

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Complete this Election Form if you wish to make an irrevocable election to defer all or a portion of your deferrable Compensation for the 2008 Year. In order to become effective, your Deferral Election must be received by                      on or before                                 , 2008. All elections of performance-based compensation must be received on or before June 30 of the applicable year.

******

I hereby elect, pursuant to the Affinia Group Senior Executive Deferred Compensation and Stock Award Plan (the ‘‘Plan’’), to defer receipt of all or a portion of my Compensation earned and otherwise payable in respect of the 2008 Year, in accordance with my elections indicated below. For this purpose, ‘‘deferrable Compensation’’ means the annual cash bonus that I may earn under the Company’s annual cash bonus plan in respect of the 2008 calendar year, as determined by the Committee, subject to the conditions set forth below. Capitalized terms not defined herein are defined in the Plan.

Amount of Deferral

(1)	I elect to defer an amount of my Compensation earned and otherwise payable for the 2008 Year equal to the greater of:

(x)                 % of such amount, or (y) $                .

I understand and acknowledge that neither the Plan nor this Election Form shall constitute a promise or guarantee of Compensation in respect of the 2008 Year, and that I may, in fact, receive no Compensation in respect of the 2008 Year.

I understand that such deferred Compensation subject to this Election Form shall be deferred to my Share Account, to which the Company will credit hypothetical Shares in the manner set forth in the Plan. I understand that, as such, my Share Account under the Plan will reflect investment gains and losses associated with an investment in the Company common stock. Accordingly, the amount of my final distribution in respect of my deferred Compensation subject to this Election Form may be more or less than the amount originally deferred.

Payment Date

(2)	I understand that the amounts credited to my Share Account with respect to the deferred Compensation subject to this Election Form (and any corresponding credits in respect of vested Matching Contributions and any corresponding credits in respect of hypothetical dividends on either) generally shall become payable on a specified date on which I elect to receive payment of such deferred Compensation (the ‘‘Payment Date’’), but in any event on the earliest to occur of (i) the Payment Date, (ii) 30 days following the date my Separation from Service occurs for any reason, or (iii) 30 days after the date of the occurrence of a Change in Control, as provided in the Plan, subject to applicable law.

My Payment Date for the foregoing deferred Compensation (and any corresponding credits in respect of vested Matching Contributions and any corresponding credits in respect of hypothetical dividends on either) is the following:

                                    , 20         (for 2008 Year elections, cannot be earlier than January 1, 2012).

I understand that the remainder of my aggregate Compensation for the 2008 Year that is not covered by this Election Form shall be paid to me in cash at such time(s) as annual bonuses are otherwise paid, in accordance with the applicable plan.

This      day of                             , 2008.

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